For Immediate Release

Spectrum Control Acquires Amplifonix, Inc.

        Fairview, PA, February 11, 2005 ----- Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of electronic control products and systems, today announced that Spectrum Microwave, Inc., its wholly owned subsidiary, has acquired substantially all of the assets and assumed certain liabilities of Amplifonix, Inc. ("Amplifonix"). Amplifonix, based in Philadelphia, Pennsylvania, is a designer and manufacturer of RF amplifiers, switches, detectors, integrated systems, and voltage controlled oscillators. The purchase price of the acquisition was $10 million.

        Dick Southworth, Spectrum Control's President and Chief Executive Officer, commented, "With this acquisition, our third in the last 12 months, we continue to significantly expand our microwave technologies and product lines. Amplifonix's products are primarily used in military and aerospace applications including military aircraft, secure communications, missiles, radar and defense systems. We believe this acquisition, combined with our acquisition last October of the Components Business Unit of REMEC, will position us as a leader in the hybrid amplifier marketplace. The expansion of our product offerings, particularly with complex advanced systems and components, is a major element of our current strategic focus and long-term growth plan. Based upon current market conditions and customer order rates, we expect Amplifonix sales to approximate $10 to $12 million during the next twelve months", he concluded.

Forward Looking Information

        This release contains statements concerning future sales of Amplifonix, Inc. These forward-looking statements are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are based on current expectations and are subject to certain risks, uncertainties and assumptions. Factors that could cause results to differ from the Company's expectations include the ability of Spectrum Control to successfully integrate the acquired business with the existing operations of Spectrum Microwave, Inc. and other factors generally affecting the Company's businesses. For factors generally affecting Spectrum Control's businesses, please see the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that have been filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Spectrum Control

        Spectrum Control is a leading designer and manufacturer of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company's largest markets are telecommunications equipment and military/aerospace, with applications in wireless base stations, broadband switching equipment, global positioning systems, secure communications, smart weapons and munitions, and avionic upgrades. Automotive represents an emerging market for the Company's products, with significant applications in DC motors, telematics, and electronic safety controls. Other markets for the Company's products include medical instrumentation, industrial equipment, computers, and storage devices.

        For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

Corporate Headquarters	Investor Relations
8031 Avonia Road	John P. Freeman, Senior Vice President
Fairview, PA 16415	and Chief Financial Officer
Phone: 814/474-2207	Spectrum Control, Inc.
Fax: 814/474-2208	Phone: 814/474-4310